EXHIBIT 5.01

			   Davis Polk & Wardwell
			   450 Lexington Avenue
			    New York, NY 10017
			      (212) 450-4000
			    Fax: (212) 450-4800


October 21, 1996




Ingram Micro Inc.
1600 E. St. Andrew Place
Santa Ana, CA 92705

Ladies and Gentlemen:

Re: Ingram Micro Inc. Registration Statement on Form S-1
    (File No. 333-08453)


	We have acted as counsel to Ingram Micro Inc. (the "Company") in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 23,200,000 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Common Stock"), including 3,000,000 shares subject to an over-allotment option (collectively, the "Shares").

	We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

	On the basis of the foregoing and
assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus that is part of the Registration Statement, will be validly issued, fully paid and non-assessable.

	If the Company files an abbreviated registration statement (the "Rule 462(b) Registration Statement"), which incorporates the Registration Statement, to register additional shares of Common Stock (the "Additional Shares") pursuant to Rule 462(b) under the Securities Act, and assuming the due authorization of the Additional Shares by the Company, for purposes of the preceding opinion, any reference therein to the "Shares" shall be deemed to include the Additional Shares.

	We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and if filed, the Rule 462(b) Registration Statement. We also consent to the reference to our name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement, and if filed, the Rule 462(b) Registration Statement.




					    Very truly yours,

					   /s/ Davis Polk & Wardwell